Exhibit 99.1

Aspen REIT Comments on Initial Public Offering

NEW YORK — February 21, 2018 — Aspen REIT, Inc. (“Aspen REIT”), a recently-formed, single-asset real estate investment trust (“REIT”), today announced that it has chosen to postpone its planned initial public offering.

“Interest in our single-asset real estate offering was strong among international and high-net-worth investors. However, we decided to pull the deal in order to re-tool our crowd funding distribution channel in order to create a seamless conversion of the robust traffic to our site,” said Stephane De Baets, Chief Executive Officer, President and Chairman of Aspen REIT. “We continue to believe the St. Regis Aspen Resort is an extremely attractive trophy asset and there is a future for publicly traded single-asset REITs.”

About Aspen REIT

Aspen REIT, Inc. is a recently-formed company that intends to own the St. Regis Aspen Resort, a full-service, 179-room luxury hotel with four onsite food and beverage outlets and 29,000 square feet of indoor and outdoor conference and banquet venues with views of the Rocky Mountains. The St. Regis Aspen is managed by a subsidiary of Marriott International Inc. The St. Regis Aspen is located in the famous resort town of Aspen, Colorado, home of year-round events such as The World Cup ski races, The ESPN Winter X Games, The Food & Wine Classic, and The Aspen Music Festival. Aspen REIT intends to be the first single-asset REIT to list on a national exchange and is externally managed by a majority-owned subsidiary of Elevated Returns LLC, a New York-based real estate asset management and advisory firm. For more information, visit www.aspenreit.com.

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